Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Phillips 66 for the registration of Senior Debt Securities guaranteed by Phillips 66 Company, Subordinated Debt Securities, Common Stock, Preferred Stock, Warrants, Depositary Shares, Stock Purchase Contracts and Stock Purchase Units, and of Phillips 66 Company for the registration of Senior Debt Securities guaranteed by Phillips 66 and Subordinated Debt Securities guaranteed by Phillips 66, and to the incorporation by reference therein of our reports dated February 21, 2025, with respect to the consolidated financial statements of Phillips 66 and the effectiveness of internal control over financial reporting of Phillips 66, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 28, 2025